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                                                                     EXHIBIT 5.1


                                  June 4, 1999


Cypress Semiconductor Corporation
3901 North First Street
San Jose, CA  95134-1599

        RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have acted as counsel to Cypress Semiconductor Corporation, a Delaware corporation (the "Company" or "you") and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about June 4, 1999, in connection with the registration under the Securities Act of 1933, as amended, of 217,344 shares of the Company"s Common Stock, par value $0.01 per share (the "Shares"), reserved for issuance under the Anchor Chips Incorporated 1997 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the Restated Certificate of Incorporation and Bylaws of the Company, the Plan and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein, and are familiar with the proceedings proposed to be taken by you in connection with the operation and administration of the Plan and the sale and issuance of the Shares pursuant to the Plan.

        In our opinion, the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati